Exhibit 10.17

CONFIDENTIAL

October 31, 2000

Mr. Joseph J. Troy
4925 Andros Drive
Tampa, FL 33629

Dear Joe:

        Confirming our recent discussions, we would very much like to have you rejoin Walter Industries, Inc. under the following terms:

  1.
  You will serve as Senior Vice President—Treasurer of the company. While you will initially report to the Chief Executive Officer ("CEO") of the company, the CEO may choose to have you report to the Chief Financial Officer of the company if you are not selected for such position as described below. We have agreed that you will be interviewed and given proper consideration for the position of Chief Financial Officer ("CFO") of the company. However, we have also agreed that you are pleased with the opportunity to return as the company's Senior Vice President—Treasurer and will do your best to fulfill this very important role in the company even though you may not become the CFO.

    Your direct reports will initially include the company's Assistant Treasurer (Steve Winslow), Director of Risk Management (Michael McDonald), and Manager of Shareholder Relations (Virginia Furr). You will also participate in the company's cost savings team with Red Fifield and Eric McCarthy. You will assist Frank Hult and others in the divestiture and acquisition process to the extent necessary and desirable, and will lead the team responsible for creation and maintenance of a current company policy manual. Of course, the company reserves the right to modify your responsibilities from time to time provided it does not result in a significant diminution responsibility in which case the provisions of sections 4 and 8 of this agreement will apply.

  2.
  Your employment will commence on Monday, November 13, 2000.

  3.
  Your compensation package will be as follows:

  A.
  Your base salary will be $175,000 per year.

  B.
  Your annual target bonus level will be 60% of base pay. The amount of your bonus will fluctuate based upon actual performance under the company's bonus plan as in effect from time to time. However, your bonus for the first twelve months of your employment with the company shall not be less than $105,000 (the "Guarantee Amount"), which amount shall be paid at the time bonuses are normally paid to other officers of the company. The company may convert to a calendar year for accounting purposes. In that event, the Guarantee Amount will be paid in pro-rata amounts following the completion of the December 31, 2000 and December 31, 2001 calendar years and the bonus for the portion of the second calendar year not covered by the Guarantee Amount will be computed based on the company's performance under the bonus plan then in effect.

  C.
  You will receive a car allowance of $1,500 per month, subject to usual withholding taxes.

  D.
  You will receive an initial award of 50,000 units under the company's stock option plan at the price as determined by the plan at the time you join the company. It is the present intention of the company to adopt a new stock option plan providing annual stock option awards to officers and key employees and you would be eligible for awards under the plan. It is currently expected that such a proposal will be taken to the shareholders for approval at the company's next annual meeting.

    E.
    You will receive the following additional benefits:

      •
      Reimbursement for all reasonable and customary business-related travel and entertainment expenses in accordance with the terms of the policy generally applicable to the executives in the location in which you are primarily based, as it may change from time to time.

      •
      Participation in the group life and health insurance benefit programs, generally applicable to executives employed in the location in which you are primarily based, in accordance with their terms, as they may change from time to time.

      •
      Participation in the Profit Sharing Plan, generally applicable to salaried employees in the location in which you are primarily based, as it may change from time to time and in accordance with its terms.

      •
      Participation in the ESPP Plan, generally applicable to salaried employees in the location in which you are primarily based, as it may change from time to time and in accordance with its terms.

      •
      Eligibility for 30 days of annual vacation to be used each year in accordance with policy generally applicable to executives employed in the location in which you are primarily based, as it may change from time to time.

  4.
  In the event of your involuntary termination, other than for "cause", or your resignation following a significant diminution in pay or responsibilities you will be eligible for the following severance benefits:

      •
      Eighteen months of salary continuance, including base and bonus, at the applicable rate in effect at the time of termination of service with the company.

      •
      Eighteen months of continuing fringe benefits to the extent plans permit continued participation. In any event, health and life insurance will continue for the period of your contractual severance and the COBRA election period will not commence until the expiration of that period.

  5.
  You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with Walter Industries, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work you may do for the Company, or which result from use of the Company's premises or the Company's or its customers' property (collectively, the "Developments") shall be the sole and exclusive property of the Company. You hereby assign to the Company your entire right and interest in any such Development and will hereafter execute any documents in connection therewith that the company may reasonably request. This section does not apply to any inventions that you made prior to your employment by the Company, or to any inventions that you develop entirely on your own time without using any of the Company's equipment, supplies, facilities or the Company's or its customers' confidential information and which do not relate to the Company's business, anticipated research and development or the work you have performed for the Company.

  6.
  As an inducement to Walter Industries to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services and that there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

  7.
  You acknowledge and agree that you will respect and safeguard Walter Industries' property, trade secrets and confidential information. You acknowledge that the Company's electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company's business and that such systems and data exchanged or stored thereon are company property. In the event that you leave the employ of the Company, you will not disclose any trade secrets or confidential information you acquired while an employee of the Company to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner.

  8.
  Definitions:

  a)
  "Cause" shall mean your (i) conviction or guilty plea of a felony involving fraud or dishonesty, (ii) theft or embezzlement of property from the company, (iii) willful and continued refusal to perform the duties of your position (other than any such failure resulting from your incapacity due to physical or mental illness) or (iv) fraudulent preparation of financial information of the Company.

  b)
  For purposes of this agreement, a significant diminution in pay or responsibilities shall not have occurred if (i) the amount of your bonus fluctuates (following payment of the Guarantee Amount in 3.B. above) due to performance considerations under the company's bonus plan in effect from time to time, (ii) you are transferred to a position of comparable responsibility and compensation with the company carrying the title of Senior Vice President or higher, even though that position may report to an officer who in turn reports to the Chief Executive Officer, or (iii) you do not become the Chief Financial Officer of the company and the Chief Executive Officer makes a determination that you should report to the Chief Financial Officer.

  9.
  It is agreed and understood that this offer letter, if and when accepted, shall constitute our entire agreement with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company.

        Joe, we are delighted that you are returning to Walter Industries and look forward to working with you.

Very truly yours,

Donald N. Boyce
Chief Executive Officer

DNB/tl

Agreed and Accepted

/s/ JOSEPH J. TROY Joseph J. Troy	October 31, 2000 Date